Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Terry L. Hester

                    Chief Financial Officer

                    Colony Bankcorp, Inc.

                    Fitzgerald, Georgia 31750

                    (229) 426-6002

Colony Bankcorp, Inc. Announces Loan Production Office in Columbus, Georgia

FITZGERALD, GA., September 20, 2004 — Colony Bankcorp, Inc. (Nasdaq: CBAN) announced that its’ wholly-owned subsidiary, Colony Bank Ashburn, located in Ashburn, Georgia has opened a Loan Production Office in Columbus, Muscogee County, Georgia. The new office will be operated under the trade name Colony Bank and is located at 6298 Veterans Parkway, Suite 3G, Columbus, Georgia.

Ray Nipper, President and CEO of Colony Bank Ashburn, stated that the Columbus office would be under the direction of Columbus City President Dennis Kendrick. Future planned expansion will include full-service banking with branch locations in the Columbus market. Colony Bank Ashburn has assets of approximately $306 million and operates offices in Turner, Crisp, Dougherty, Lee and Upson Counties.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, Georgia First Mortgage Company and Colony Management Services, Inc. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-seven offices located in the Central, South and Coastal Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. Total consolidated assets of the company approximate $966 million.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.